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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Mortensen, Peter		F.N.B. Corporation (FBAN)					###-##-####
	7015 Greentree Drive	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			12/31/2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Naples, FL 34108 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☐	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON		05/02/2002				S			10000.000	D	31.55		SEE BELOW

			05/10/2002				G			140.000	D	N/A		100252.439 (1)		I		BY LIMITED PARTNER- SHIP

	COMMON													393.845 (2)		I		BY WIFE

	COMMON													24173.373 (3)		I		BY TRUST (DEFERRED PLAN)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	STOCK OPTIONS (GRANTED 01/26/1993)		6.75		(4)

	STOCK OPTIONS (GRANTED 01/03/1994)		9.67		(4)

	STOCK OPTIONS (GRANTED 01/20/1995)		9.98		(4)

	STOCK OPTIONS (GRANTED 01/30/1996)		15.19		(4)

	STOCK OPTIONS (GRANTED 01/26/1997)		17.72		(4)

	STOCK OPTIONS (GRANTED 01/18/1998)		27.28		(4)

	STOCK OPTIONS (GRANTED 01/24/1999)		21.03		(4)

	STOCK OPTIONS (GRANTED 04/29/1999)		19.80		(4)

	STOCK OPTIONS (GRANTED 01/23/2000)		20.22		(4)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	IMMED	01/26/2003		COMMON STOCK	9768				9768		D

	IMMED	01/03/2004		COMMON STOCK	9303				9303		D

	IMMED	01/20/2005		COMMON STOCK	11818				11818		D

	IMMED	01/30/2006		COMMON STOCK	22513				22513		D

	IMMED	01/26/2007		COMMON STOCK	30043				30043		D

	IMMED	01/18/2008		COMMON STOCK	28868				28868		D

	IMMED	01/24/2009		COMMON STOCK	89802				89802		D

	04/30/2000	04/29/2009		COMMON STOCK	408				408		D

	IMMED	01/23/2010		COMMON STOCK	96934				96934		D

Explanation of Responses:

(1) Includes 4773.926 shares acquired as a result of a 5% stock dividend on 05/31/2002.

(2) Includes 18.337 shares acquired as a result of a 5% stock dividend on 05/31/2002 and 8.769 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

(3) Includes 1125.485 shares acquired as a result of a 5% stock dividend on 05/31/2002 and 538.185 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

(4) Represents change in exercise price and number of shares obtainable upon exercise due to a 5% stock dividend on 05/31/2002.

**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

OMB APPROVAL
OMB Number: 3235-0287
Expires: January 31, 2005
Estimated average burden hours per response...0.5

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Mortensen, Peter		F.N.B. Corporation (FBAN)					###-##-####
	7015 Greentree Drive	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			12/31/2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Naples, FL 34108 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☐	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	STOCK OPTIONS (GRANTED 01/23/2000)		20.22		(1)

	STOCK OPTIONS (GRANTED 01/22/2001)		20.66		(1)

	STOCK OPTIONS (GRANTED 01/22/2001)		20.66		(1)

	STOCK OPTIONS (GRANTED 01/20/2002)		25.62		(1)

	STOCK OPTIONS (GRANTED 01/20/2002)		25.62		(1)

	COMMON STOCK EQUIVALENT (2)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	01/24/2001	01/23/2010		COMMON STOCK	1334				1334		D

	IMMED	01/22/2011		COMMON STOCK	94853				94853		D

	01/23/2002	01/22/2011		COMMON STOCK	1472				1472		D

	IMMED	01/20/2012		COMMON STOCK	164640				164640		D

	01/21/2003	01/20/2012		COMMON STOCK	1433				1433		D

	(3)			COMMON STOCK	7341				7341 (4)		I		INTEREST IN PLAN

Explanation of Responses:

(1) Represents change in exercise price and number of shares obtainable upon exercise due to a 5% stock dividend on 05/31/2002.

(2) Represents credit under a supplemental retirement plan for employer matching stock contributions which reporting person was prevented from receiving under exempt 401(k) plan.

(3) Upon entitlement to amounts under exempt 401(k) plan.

(4) This account was understated by 565.6835 shares as of the last Form-4 filed and is shown in the above corrected balance. Includes 341.7824 shares acquired as a result of a 5% stock dividend on 05/31/2002 and 209.2122 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

/s/ Peter Mortensen	12/31/2002
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.